170 Radnor-Chester Rd., Suite 300, Radnor, PA  19087                               484-598-2340

PolyMedix Successfully Completes Phase 1B Clinical Study

To Reverse Low Molecular Weight Heparin with PMX-60056

PMX-60056 met safety and efficacy endpoints regarding the reversal of LMWH

Radnor, PA (June 3, 2010) - PolyMedix, Inc. (OTC BB: PYMX), an emerging biotechnology company focused on developing new therapeutic drugs to treat acute cardiovascular disorders and infectious diseases, has successfully completed a second Phase 1B clinical safety and pilot efficacy study with PMX-60056, a small synthetic molecule designed to reverse heparin and low molecular weight heparin (LMWH) anticoagulants.  The data from this study show that PMX-60056 met the study safety and efficacy endpoints regarding the reversal of the anticoagulant activity of the LMWH tinzaparin.

Highlights from the Phase 1B clinical study

  PMX-60056 neutralized the anticoagulant activity of LMWH tinzaparin

  PMX-60056 normalized blood clotting time

  PMX-60056 was safely administered in humans with no serious adverse events occurring in the study

“To our knowledge, no other drug has been able to effectively reverse the anticoagulation activity of LMWHs,” commented Dr. Eric McAllister, Vice President, Clinical Development and Chief Medical Officer of PolyMedix.  “We believe that PMX-60056 could potentially address an important unmet medical need as a reversing agent for LMWHs.”

The Phase 1B double-blind, placebo-controlled, crossover study was conducted at a single site in the United States.  Six healthy subjects were randomized into two cohorts and given a subcutaneous injection of tinzaparin (Innohep®), an FDA approved LMWH to prevent the formation of blood clots.  Subjects received a ten-minute intravenous infusion of PMX-60056 or placebo at 5 and 8 hours after administration of tinzaparin.  With the crossover design, on the second treatment day, each subject received the alternate treatment, therefore, those that received PMX-60056 received placebo and vice versa.  Thus, each subject served as his or her own control.

Safety

PMX-60056 was well tolerated in this study, with no serious or reportable adverse events occurring. Subjects in the study experienced minimal side effects which consisted of mild itching or warmth lasting only minutes, and brief reductions in blood pressure.  Protamine, the only agent currently approved to reverse heparin, is not approved for the reversal of LMWH, both because it is not able to completely reverse LMWH activity, and also because of the potential for significant blood pressure reductions.  In this study with PMX-60056 changes in blood pressure were transient and not clinically relevant when LMWH was present, as shown in the graph below of mean systolic and diastolic pressures.

Efficacy

To measure the efficacy of PMX-60056 in reversing tinzaparin, anti-Xa activity in the blood (a critical clotting factor) was assessed, and reversal of blood clotting time was measured by activated partial thromboplastic time (aPTT), a laboratory measurement of blood clotting time.  As indicated in the charts below, after the first ten-minute infusion of PMX-60056, anti-Xa activity and aPTT were reduced. As administered in the study, the tinzaparin continued to enter the subjects’ systems from the subcutaneous injection site, and as it did so, anticoagulation returned.  A second ten-minute infusion of PMX-60056 three hours later showed similar results.

LMWHs are widely used to prevent the formation of blood clots in patients with deep vein thrombosis, receiving cancer treatment drugs, or after hip replacement surgeries and heart attacks.  Despite the benefits of LMWHs, up to 20% of patients may experience bleeding complications during therapy. With no FDA approved product available to reverse the anticoagulant activity of LMWHs, many of these patients may require life-saving surgery or blood transfusions to treat their bleeding complications.

“We believe bleeding complications associated with LMWHs represent a major unmet medical need for a new reversing agent,” commented Nicholas Landekic, President & C.E.O. of PolyMedix.  “There is no approved reversing agent for LMWH. We believe that PMX-60056 is unique in being the first and only reversing agent in development designed to reverse the anticoagulant activity of both unfractionated heparin and LMWH.  This study has shown that PMX-60056 has the potential to offer important benefits and improvements in treating these patients at risk of bleeding complications.”

LMWHs, like heparin, contain pentasaccharide, a chemical sequence that is essential for their anticoagulation activity.  The pentasaccharide in LMWH and heparin binds with antithrombin, which then turns off the normal blood clotting process.  PMX-60056 is designed to reverse the anticoagulation activity by binding to the pentasaccharide sequence on both heparin and LMWH and disrupting the interaction with antithrombin.  As a result, normal blood clotting ability is restored.

In October 2009, PolyMedix successfully completed a similarly designed study in six healthy subjects that had received heparin and PMX-60056.  The results showed that a single dose of PMX-60056 was well tolerated, and met the study efficacy endpoint regarding reversing heparin and normalizing blood clotting time. An additional Phase 1B clinical trial is also currently underway with PMX-60056, a dose-range finding study to further characterize reversal of heparin. PolyMedix expects to complete enrollment in this study this quarter and announce results during the third quarter of 2010. PolyMedix also plans to initiate a Phase 2 clinical trial in surgery patients during the second half of this year.

About PMX-60056

PolyMedix’s heptagonist compound, PMX-60056, is a synthetic, small molecule designed to reverse the anticoagulant activity of both heparin and low molecular weight heparins (LMWHs). LMWHs are used in approximately 12 million patients annually for chronic treatment of thrombosis.  Up to 20% of patients may experience bleeding complications. There is presently no FDA approved reversing agent available to reverse the anticoagulant activity of LMWHs. Heparin is an i.v. anticoagulant used to prevent clots from forming during certain cardiothoracic and orthopedic surgical procedures.  After these procedures, the anticoagulant activity of heparin must be reversed in order to restore normal clot formation.  Protamine is presently the only agent available for this use. Protamine has many limitations, and we believe there is a major need for alternative heparin reversing agents which may be safer or easier to use.  PMX-60056 pre-clinical and clinical data suggest many potential safety and other advantages over protamine, as well as a potentially unique opportunity to be the first reversing agent for LMWHs.

About PolyMedix, Inc.

PolyMedix is a publicly traded biotechnology company focused on the development of novel drugs and biomaterials for the treatment of serious acute cardiovascular disorders and infectious diseases. PolyMedix uses a rational drug design approach to create non-peptide small molecule drug candidates and polymers that mimic the activity of proteins. PMX-60056, PolyMedix’s lead heptagonist compound, is being developed to reverse the anticoagulant activity of both heparin and low molecular weight heparins.  PolyMedix believes that PMX-60056 could potentially be a safer and easier to use anticoagulant reversing agent, with broader activity, than the currently approved therapy for reversing heparin. PMX-30063, PolyMedix’s lead antibiotic compound, is a small molecule that mimics human host-defense proteins and has a mechanism of action distinct from those of current antibiotic drugs, a mechanism which is intended to make bacterial resistance unlikely to develop. PolyMedix plans to develop this compound for serious systemic Staphylococcal infections, including MRSA. Both PMX-60056 heptagonist and PMX-30063 antibiotic are undergoing clinical testing. PolyMedix also plans to continue the development of its PolyCides™, polymeric formulations as antimicrobial biomaterials, which can be used as additives to paints, plastics, and textiles to create self-sterilizing products and surfaces. For more information, please visit our website at www.polymedix.com.

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This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and assumptions that could cause PolyMedix’s actual results and experience to differ materially from anticipated results and expectations expressed in these forward looking statements. PolyMedix has in some cases identified forward-looking statements by using words such as “anticipates,” “believes,” “hopes,” “estimates,” “looks,” “expects,” “plans,” “intends,” “goal,” “potential,” “may,” “suggest,” and similar expressions. Among other factors that could cause actual results to differ materially from those expressed in forward-looking statements, PolyMedix’s compounds may not successfully complete clinical testing, or be granted regulatory approval to be sold and marketed in the United States or elsewhere. A more complete description of these risk factors is included in PolyMedix’s filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. PolyMedix undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by applicable law or regulation.

For further information contact:

Company:        Lisa Caperelli

                        Director, Investor Relations & Corporate Communications

                        484-598-2406

                        lcaperelli@polymedix.com

Investors:        Erika Moran

                        emoran@investorrelationsgroup.com

Media:             Janet Vasquez

                        jvasquez@investorrelationsgroup.com

                        212-825-3210